EXHIBIT 5.1
September 19, 2012 Royal Bank of Canada 200 Bay Street Royal Bank Plaza Toronto, Ontario Canada, M5T 2J5 and RBC Covered Bond Guarantor Limited Partnership 155 Wellington St. West, 14th Floor
Toronto, Ontario Canada, M5V 3K7		Direct line 1 416.216.4858

	Our reference 00674206/	Email eric.reither@nortonrose.com

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Royal Bank of Canada (the Bank) and RBC Covered Bond Guarantor Limited Partnership (the Guarantor, and together with the Bank, the Registrants), in connection with the offer and sale by the Registrants of US$2,500,000,000 1.200% Covered Bonds due 2017 (the Covered Bonds).  The Registrants filed a shelf registration on Form F-3 (File No. 333-181552) (the Registration Statement) under the United States Securities Act of 1933, as amended (the Act) relating to the proposed offer and sale of USD$12,000,000,000 of Covered Bonds, which became effective on July 30, 2012.  The Covered Bonds are being issued pursuant to an amended and restated trust deed, dated as of June 29, 2012 (the Trust Deed) between the Bank, as issuer, the Guarantor, as guarantor, and Computershare Trust Company of Canada, as Bond Trustee.

For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles.

Based upon and subject to the foregoing, we advise you that, in our opinion, when the Covered Bonds have been duly completed in substantially the form set forth as a schedule to the Trust Deed, executed, authenticated, issued in accordance with the Trust Deed and delivered against payment therefore, the Covered Bonds will constitute valid and legally binding obligations of the Bank subject to bankruptcy, insolvency and other laws of general application affecting the rights of creditors (including the provisions of the Bank Act (Canada) respecting such matters), equitable remedies, such as specific performance and injunctive relief, and the fact that pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate in existence on a day other than the day of payment of such judgment.

In giving this opinion, we express no opinion as to any laws other than the laws, at the date hereof, of the Province of Ontario and the federal laws of Canada applicable therein.

Norton Rose Canada LLP is a limited liability partnership established in Canada.  Norton Rose Canada LLP together with Norton Rose LLP, Norton Rose Australia, Norton Rose South Africa (incorporated as Deneys Reitz Inc) and their respective affiliates constitute Norton Rose Group, an international legal practice with offices worldwide, details of which, with certain regulatory information, are at nortonrose.com

September 19, 2012

We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

The opinions expressed herein are provided solely for the benefit of the addressees in connection with the offer and sale of the Covered Bonds and are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any other government agency or other person without our prior express consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Bank’s Report of Foreign Private Issuer on Form 6-K.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

NORTON ROSE CANADA LLP